Exhibit 99.1

June 9, 2008

Dear Fellow Shareholders:

The Annual Meeting of Shareholders of 1st Century Bancshares, Inc. (“the company”) was held on Thursday, May 29, 2008.  After the election of the company’s slate of directors by an overwhelming margin, we had the opportunity to give an update on the company and its subsidiary 1st Century Bank (“the bank”), and our future plans. We also were able to answer many questions that have been raised by shareholders. We want to share that presentation and those thoughts and answers with those of you who were not able to attend.

Enclosed is the shareholder presentation. It is also available on our website at www.1stcenturybank.com, under Investor Relations, Presentations.

The following is a summary of various questions that we answered.

How has the bank been performing?

•	Slide #24 reflects the bank’s significant growth performance year-over-year since it opened for business in 2004, including the performance for the 1st quarter of 2008.

•	Slide #21shows how favorably we have performed compared to other de novo California banks formed in 2004.

Those results reflect our strong management, prudent credit culture and commitment to servicing the high net worth individuals, professionals, entrepreneurs and closely held and family owned businesses which we identified as our target clients in the affluent Westside of Los Angeles market.

How has the company’s stock been performing?

•	Slide #19 illustrates that our stock compares favorably to other banks in our group in California according to information from Carpenter and Company.

•	Slide #20 compares the company to selected Southern California financial institutions as compiled by the Los Angeles Business Journal.

Because of problems in the financial sector, virtually all financial institution stocks have suffered in the past 12-18 months, our company included. However, our bank’s strong performance and our very solid balance sheet have insulated us from the shock that others have felt.

We remain confident that by continuing to pursue our business plan and taking advantage of sensible growth opportunities, we will continue to build a solid financial institution that will result in ultimate shareholder value.

How does the company plan to grow?

Our primary focus will be to continue to build the bank through solid organic growth, both in our Century City office and through opening Regional offices. In addition, particularly because of opportunities being created due to upheaval within some of our competitors, we believe we will be able to acquire talented personnel and new customers and possibly acquire a bank or a bank branch within our primary and secondary markets (see slide #3). The investment banks and regulators that specialize in the financial sector are well aware of our interest and ability to make acquisitions and are fully aware of our strong balance sheet, capital position, and know of our growth plans. We will continue to seek out and analyze all appropriate opportunities.

Are management stock options and restricted stock grants unusually large?

Management’s equity opportunities are in line with other California independent banks. Outstanding options and grants to company management and directors are 13%, compared to over 18% for California banks formed within the past 5 years, according to Carpenter and Company. Our Stock Plans have been fully disclosed and approved by the company’s shareholders, beginning with the first meeting of shareholders of the bank.

We strongly believe that equity participation by management is vital to the success of the company. It is necessary to recruit and retain top talent and important to be sure our board and management are in complete alignment with our shareholders. Moreover, we don’t want employees only interested in cashing their paycheck; we want them focused on creating shareholder value.

A shareholder has alleged nepotism regarding Jason DiNapoli and Rich Rothenberg. What are the facts?

Jason DiNapoli:

•	Jason joined the bank in the fall of 2003 as employee #3, and worked his way up to Executive Vice President and Head of Banking.

•

When Dick Cupp announced his intention to retire in August 2006, the bank’s board retained a national search firm, and over several months identified dozens of prospects and had extensive interviews with several qualified outside candidates; Jason was the one internal candidate being considered.

•	The Board concluded Jason was the best qualified and as of January 1, 2007 named him President and Chief Operating Officer of the bank.

•	After observing his leadership and management which resulted in the solid performance of the bank in 2007, he was named CEO of the bank on January 1, 2008.

Richard Rothenberg, after graduating from Brown University:

•	Has a JD from the USC School of Law and an MBA from the USC Marshall School of Business.

•

Prior to joining the bank in 2004, he had 7 years of experience in corporate finance and strategic planning at Walt Disney Co., Warner Bros., and in private law practiced in the Westside of  Los Angeles.

•	His vast network of contacts, educational background, business and legal experience, helps to productively lead the bank’s ambitious and successful business development efforts.

What have the shareholder “watchdog” agencies (proxy advisory firms) said about the company?

Glass-Lewis, without conditions, and Riskmetrics (“ISS”), with technical exceptions, both recommended the management slate of directors and recommended rejection of the Palisair nominee. Glass Lewis noted that the company’s performance was “in line with (or better than) its peers in many respects.”

There have been 3 independent auditing firms in the past 4 years. Is that a problem?

Our initial auditors, Moss Adams LLP, did not have a partner in California. Accounting procedures growing out of Sarbanes-Oxley required that accounting firms have a partner sign-off on audits/opinions, etc. and it became geographically cumbersome.  As a result, Grant Thornton was selected to replace them as the bank’s auditors. As disclosed in the company’s Proxy, auditing fees to Grant Thornton for 2006 were $517,000, which we believed to be excessive. As a result, the company changed to Perry-Smith LLP, a firm specializing in California independent banks.  Our 2007 fees from Perry-Smith were $167,000.

Has there been excessive turnover of management? Has morale suffered?

Since the new management team was put in place as of the beginning of 2007 there has been no management turnover.  Morale couldn’t be better.  In 2007 the Los Angeles Business Journal named 1st Century Bank as “One of the Best Places to Work in Los Angeles”.

The relationship we enjoy with our shareholders is extremely important to us and we welcome communications with our shareholders.  If you have any questions, just want to talk....or better yet, if you want to open an account with us or refer business to us, we encourage you to call. To contact Alan directly, please call: 310.270.9501 or to contact Jason directly, please call 310.270.9505.

Sincerely,

Alan I. Rothenberg	Jason P. DiNapoli
Chief Executive Officer & Chairman	President & Chief Operating Officer
1st Century Bancshares, Inc.	1st Century Bancshares, Inc.